UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROBERTS REALTY INVESTORS, INC.
(Exact name of Registrant as Specified in Its Charter)

Georgia	58-2122873
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

450 Northridge Parkway, Suite 302
Atlanta, Georgia 30350
(Address of Principal Executive Offices)

2006 Roberts Realty Investors, Inc. Restricted Stock Plan
(Full Title of the Plan)

Charles R. Elliott
Secretary
450 Northridge Parkway, Suite 302
Atlanta, Georgia 30350
770-394-6000
(Name, Address and Telephone Number of Agent for Service)

_________________________________

Copies Requested to:

Charles D. Vaughn, Esq.
Nelson Mullins Riley & Scarborough LLP
999 Peachtree Street, NE
Suite 1400
Atlanta, Georgia 30309
Telephone:  (404) 817-6000
Fax:  (404) 817-6050

_________________________________

		Proposed Maximum	Proposed Maximum
Title Of Securities	Amount To Be	Offering Price	Aggregate Offering
To Be Registered	Registered	Per Share	Price	Registration Fee

Common Stock	400,000 (1)	$7.87 (2)	$3,148,000 (2)	$336.84

(1)	Represents shares of common stock issuable under the 2006 Roberts Realty Investors, Inc. Restricted Stock Plan.
(2)	In accordance with Rule 457(c), the registration fee is based upon the average of the high and low price of common stock reported on November 8, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information*

Item 2.   Registrant Information and Employee Plan Annual Information*

        *We will send or give documents containing the information required by Part I of this registration statement to participants in 2006 Roberts Realty Investors, Inc. Restricted Stock Plan in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933. In accordance with the Note to Part I of Form S-8, those documents are not filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

        The following documents we have filed with the SEC are incorporated by reference into this registration statement, and all documents we subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be incorporated by reference in this registration statement and shall be a part of this registration statement from the date of filing of the documents:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2005;

(b)

our Quarterly Reports on Form 10-Q for the three month periods ended March 31, 2006, June 30, 2006 and September 30, 2006, and our Current Reports on Form 8-K filed on February 22, 2006, February 24, 2006, March 27, 2006, April 13, 2006, May 23, 2006, June 1, 2006, and July 24, 2006; and

(c)	the description of our common stock included in the Registration Statement on Form 10-SB/A No. 4 filed with the SEC on July 25, 1996 beginning on page 49 thereof.

        All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered pursuant to this registration statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.

        Not applicable.

Item 5.   Interests of Named Experts and Counsel.

        Not applicable.

Item 6.   Indemnification of Directors and Officers.

        As permitted by the Georgia Business Corporation Code (the “Georgia Code”), our articles of incorporation eliminate, subject to certain exceptions described in the following sentence, the personal liability of a director to the company or our shareholders for monetary damage for breaches of the director’s duty of care or other duties as a director. The articles do not provide for the elimination of, or any limitation on, the personal liability of a director for:

(a)	any appropriation, in violation of the director’s duties, of any business opportunity of the company,

(b)

acts or omissions which involve intentional misconduct or a knowing violation of law (including but not limited to any violation of criminal law or of any federal or state securities law, including laws proscribing insider trading or manipulation of the market for any security),

(c)	unlawful corporate distributions, or

(d)	any transactions from which the director derived an improper personal benefit.

Our articles of incorporation further provide that if the Georgia Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the company shall be eliminated or limited to the fullest extent permitted by the Georgia Code, as amended.

        Under our bylaws, we are required to indemnify to the fullest extent permitted by the Georgia Code, any individual made a party to a proceeding because he is or was a director or officer, against liability incurred in the proceeding, if he acted in a manner he believed in good faith to be in or not opposed to our best interests and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. We are required to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if:

(a)	the person furnishes us a written affirmation of his good faith belief that he has met the standard of conduct described above, and

(b)	the person furnishes us a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification.

        The written undertaking required by clause (b) above must be an unlimited general obligation of the person, but need not be secured, and may be accepted without reference to financial ability to make repayment. The Georgia Code does not permit a corporation to indemnify a director:

(a)	in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or

(b)	in connection with any other proceeding in which he was adjudged liable on the basis that he improperly received a personal benefit.

        The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the bylaws are not exclusive of any other right which any person may have under any statute, provision of the articles of incorporation, provision of the bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. In addition to the articles of incorporation and bylaws, Section 14-2-852 of the Georgia Code requires that a corporation “indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.” The statute also provides that upon application of a director, a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable statutory standard.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.   Exemption from Registration Claimed.

        Not applicable.

Item 8.   Exhibits.

        The following exhibits are filed with this registration statement.

Exhibit No.	Description

4.1	2006 Roberts Realty Investors, Inc. Restricted Stock Plan
5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP
23.1	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)
23.2	Consent of Independent Auditor - Deloitte & Touche LLP
23.3	Consent of Independent Auditor - Reznick Group, P.C.
24	Power of Attorney (contained on the signature pages of this registration statement)

Item 9.   Undertakings.

        1.     The undersigned registrant hereby undertakes:

                (a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (b)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (c)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

By:  /s/ Charles S. Roberts
      Charles S. Roberts, Chairman of the Board,
      Chief Executive Officer and President

Date:  October 17, 2006

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Charles S. Roberts and Charles R. Elliott, and each one of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Charles S. Roberts	Chairman of the Board, Chief	October 17, 2006
Charles S. Roberts	Executive Officer and President

/s/ Charles R. Elliott	Secretary, Treasurer, Chief	October 17, 2006
Charles R. Elliott	Financial Officer (Principal Financial
Officer and Principal Accounting Officer)
and Director

/s/ Dennis H. James	Director	October 17, 2006
Dennis H. James

/s/ Wm. Jarell Jones	Director	October 17, 2006
Wm. Jarell Jones

/s/ James M. Goodrich	Director	October 17, 2006
James M. Goodrich

/s/ Ben A. Spalding	Director	October 17, 2006
Ben A. Spalding

Exhibit Index

Exhibit No.	Description

4.1	2006 Roberts Realty Investors, Inc. Restricted Stock Plan

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP

23.1	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)

23.2	Consent of Independent Auditor - Deloitte & Touche LLP

23.3	Consent of Independent Auditor - Reznick Group, P.C.

24	Power of Attorney (contained on the signature pages of this registration statement)